FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 4, 2007

Merisant Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114102	52-2219000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Merisant Company

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114105	52-2218321
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 South Riverside Plaza, Suite 850 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 840-6000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

On April 4, 2007, the Boards of Directors of Merisant Worldwide, Inc. and Merisant Company appointed Diana S. Ferguson Executive Vice President, Finance and Chief Financial Officer, effective on or about April 16, 2007 when she is scheduled to begin her employment with Merisant.  Ms. Ferguson also will serve in those capacities for each of Merisant Company’s domestic subsidiaries.  She is 43 years old.

Prior to joining Merisant, Ms. Ferguson held executive and senior management positions at Sara Lee Corporation, a global consumer products manufacturer and marketer.  Until March 2007, she had served as Senior Vice President of Sara Lee Corporation from January 2004 and Chief Financial Officer of Sara Lee Foodservice from June 2006.  Ms. Ferguson served as Senior Vice President, Strategy and Corporate Development from February 2005 to June 2006, and Treasurer from January 2001 to February 2004.  She was elected a Vice President of Sara Lee Corporation in January 2001.  Ms. Ferguson serves as a member of the Board of Directors of Integrys Energy Group, Inc.

Employment Agreement

Merisant Company has entered into an employment agreement with Ms. Ferguson.  The employment agreement provides for a three-year term to be automatically extended for successive periods of one year unless 60 days’ prior notice is given by either party.  The initial annual base salary for Ms. Ferguson pursuant to her employment agreement is $300,000.  In addition to her base salary, Ms. Ferguson will receive a signing bonus of $150,000, a guaranteed annual bonus for 2007 of $150,000, and she will be entitled to earn up to an additional $150,000 under the 2007 Annual Incentive Plan.  Ms. Ferguson will participate in the 2007 Supplemental Incentive Plan and will be eligible to earn up to $150,000 in bonuses under that plan.  She will be eligible to participate in other annual and supplemental bonus plans and other executive compensation plans generally available to our senior officers.  In addition, Ms. Ferguson will be granted 108,687.38 First Level Share Units, 111,102.60 Second Level Share Units and 165,043.75 Third Level Share Units under the 2005 Merisant Worldwide, Inc. Share Appreciation Plan.  The employment agreement also provides that Ms. Ferguson will receive perquisites generally made available to our other senior officers.

If Ms. Ferguson’s employment is terminated for any reason (by Ms. Ferguson or by Merisant Company), Ms. Ferguson or her beneficiary would be entitled to receive an amount equal to (i) any earned but unpaid base salary due for the remaining term of the employment agreement, (ii) any earned but unpaid annual cash bonus or other incentive award for the fiscal year prior to the fiscal year during which the term of employment ends, (iii) any accrued but unpaid vacation pay, reimbursable business expenses or unpaid perquisites through the remainder of the term of the employment agreement, vested benefits and any benefit continuation or conversion rights in accordance with our employee benefit plans, and (iv) her guaranteed annual bonus for 2007 if unpaid at that time and the effective termination date is a date after December 31, 2007. If her employment is terminated by us without cause or she terminates her employment for good reason, she will be entitled to severance compensation equal to 18 months’ base salary as well as a pro rata bonus under the Annual Incentive Plan or other annual bonus plan.  These severance payments will be paid in accordance with the Merisant Company’s regular payroll practices unless a change of control occurs during the period in which she is receiving severance payments, in which case Ms. Ferguson will receive a lump sum payment within 30 days after the change of control.  In the event of such a termination, Ms. Ferguson will also be entitled to certain continuing health benefits and senior executive level outplacement services.

Ms. Ferguson is entitled to receive payment in respect of excise taxes payable on “excess parachutes payments” under Internal Revenue Code Section 4999, as defined in Code Section 280G, or any additional tax under Section 409A of the Code under certain circumstances.

The employment agreement contains eighteen-month non-competition and non-solicitation provisions following termination.

Item 9.01               Financial Statements and Exhibits.

Exhibits

99.1                                                                           Press release announcing appointment of Diana Ferguson as Executive Vice President, Finance and Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISANT WORLDWIDE, INC.

Date: April 11, 2007	By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel

MERISANT COMPANY

Date: April 11, 2007	By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel